Exhibit 10.1

                               CHANGE OF CONTROL,
              CONFIDENTIALITY, INVENTIONS AND COPYRIGHTS AGREEMENT

         This Change of Control, Confidentiality, Inventions, and Copyrights Agreement ("Agreement") is entered into effective as of the 15th day of November, 2006, by and between CorVu Corporation ("CorVu" or "the Company"), a Minnesota corporation, and David C. Carlson ("Employee").

                                    RECITALS

         A. CorVu is a Minnesota corporation engaged in the business of performance management software development.

         B. Employee works for CorVu as Chief Financial Officer.

         C. CorVu, through its research, development, and expenditure of funds, has developed confidential information, including trade secrets.

         D. During Employee's employment, Employee has and will have access to CorVu's valuable Confidential Information (as defined below), may contribute to Confidential Information, and acknowledges that CorVu will suffer irreparable harm if Employee uses Confidential Information outside Employee's employment or makes unauthorized disclosure of Confidential Information to any third party.

         E. Employee further acknowledges that Employee has been notified and recognizes that execution of this Agreement, including specifically the restrictive covenants contained in Paragraphs 2.2 through 2.4 of this Agreement, is an express condition of the terms and conditions of this Agreement.

                                    AGREEMENT

                                    ARTICLE I
                                  CONSIDERATION

         1.1 Consideration. In consideration for Employee's promises, covenants, and obligations set forth in this Agreement, CorVu agrees to the Change of Control Benefits set forth in Section 3.1 below.

                                   ARTICLE II
                   CONFIDENTIALITY, INVENTIONS, AND COPYRIGHTS

         2.1 Definitions. For purposes of this Agreement, the terms listed below shall have the following meanings:

                  a. "Confidential Information" shall mean any information not generally known or readily ascertainable by CorVu's competitors or the general public. Confidential Information includes, but is not limited to, use of or customization to computer, software, and/or internet applications; data of any type that is created by Employee, is provided, or to which access is provided, in the course of Employee's employment by CorVu; data or conclusions or opinions formed by Employee in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the business of CorVu; specifications; systems; price lists; marketing plans; sales or service analyses; financial information; customer names or other information; supplier and/or vendor names or other information related thereto; employee names or other information related thereto; the identities and/or information regarding actual and/or prospective strategic partners and/or investors; research and development data; diagrams; drawings; videotapes, DVD's, CD's, audiotapes, or computerized media; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Employee in the course of employment. Confidential Information does not include information that Employee can demonstrate by reliable, corroborated documentary evidence
         (1) is generally available to the public or (2) became generally available through no act or failure to act by Employee.

                  b. "Customer" shall mean any person or entity that (1) has a contract or business relationship with CorVu, (2) is negotiating to contract or enter into a business relationship with CorVu, or (3) has, within the last two (2) years of Employee's employment with CorVu, purchased or leased products or services from CorVu. "Customer" includes but is not limited to actual and/or prospective partners, investors, vendors and/or suppliers.

                  c. "Invention" shall mean any invention, discovery, design, improvement, business method, or idea, whether patentable or copyrightable or not, and whether or not shown or described in writing or reduced to practice.

         2.2 Confidentiality Restrictions. Employee agrees at all times to use all reasonable means to keep Confidential Information secret and confidential. Employee shall not at any time (including after termination of Employee's employment with CorVu) use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary for the performance of Employee's duties on behalf of CorVu. Employee shall not at any time provide services to any person or entity if providing such services would require or likely result in Employee's using or disclosing Confidential Information. Upon termination of Employee's employment with CorVu, or upon CorVu's earlier request, Employee shall immediately return to CorVu all originals and copies of Confidential Information and other CorVu materials and property in Employee's possession. Employee acknowledges that use or disclosure of any of CorVu's confidential or proprietary information in violation of this Agreement would have a materially detrimental effect upon CorVu, the monetary loss from which would be difficult, if not impossible, to measure.

         2.3 Copyrights. Employee agrees that Employee is employed by CorVu and that any computer, software, and/or internet applications or other work of authorship (hereinafter referred to as "Works") prepared by Employee for the benefit of CorVu or its customers or prepared at the request of CorVu or its customers (as well as Employee's contributions to any other Works relating to CorVu), shall be considered "work made for hire" within the meaning of U.S. Copyright law and that all such Works shall belong to CorVu. To the extent that any such Works cannot be considered a "work made for hire," Employee agrees to disclose and assign, and hereby does assign, to CorVu all right, title, and interest in and to such Works, and agrees to assist CorVu by executing any such documents or applications as may be useful to evidence such ownership of such Works. To the extent such Works are based on preexisting work in which Employee has an ownership interest, Employee grants CorVu all right, title, and interest in such Works free and clear of any claim based on the preexisting work.

         2.4      Inventions.

                  a. Assignment. Employee shall promptly and fully disclose in writing to CorVu, and will hold in trust for CorVu's sole right and benefit, any Invention that Employee, during the period of employment and for one year thereafter, makes, conceives, or reduces to practice or causes to be made, conceived, or reduced to practice, either alone or in conjunction with others, that:

                        (1) Relates to any subject matter pertaining to Employee's employment; or

                        2) Relates to or is directly or indirectly connected with CorVu's business, products, processes, or Confidential Information; or

                        (3) Involves the use of any of CorVu's time, material, or facility.

         Employee shall keep accurate, complete, and timely records for such Inventions, which records shall be CorVu's property. Employee hereby assigns to CorVu all of Employee's right, title, and interest in and to all such Inventions and, upon CorVu's request, Employee shall execute, verify, and deliver to CorVu such documents, including without limitation, assignments and patent applications, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable CorVu to obtain the sole right, title, and benefit to all such Inventions.

                  b. Notice of Excluded Inventions. Employee agrees, and is hereby notified, that the above agreement to assign Inventions to CorVu does not apply to any Invention for which no equipment, supplies, facility, or Confidential Information of CorVu's was used, which was developed entirely on Employee's own time, and (a) which does not relate: (i) directly to CorVu's business; or (ii) to CorVu's actual or demonstrably anticipated research or development; or (b) which does not result from any work performed by Employee for CorVu.

                  c. Listing of Excluded Inventions. Employee has disclosed and identified in the attached Exhibit A entitled "Inventions and Developments Prior to Employment with CorVu" all of the Inventions in which Employee possesses any right, title, or interest prior to Employee's employment with CorVu or execution of this Agreement and which are not subject to this Agreement's terms.

                                   ARTICLE III
                                CHANGE OF CONTROL

         3.1      Change of Control.

                  a. If, anytime during the one (1) year immediately following a "Change in Control", (1) Employee's employment is terminated (or not renewed) without Cause by the Company, or (2) Employee's responsibilities and/or tasks are reduced or Employee is demoted, or
         (3) Employee's compensation is reduced, or (4) Employee is required to relocate as a condition of continued employment, or (5) Employee's responsibilities are changed to require, in the Employee's opinion, an extensive amount of travel, or (6) Employee is required to sign an agreement, which in the Employee's opinion is objectionable, as a condition of continued employment then: (A) the Company shall pay Employee, in a lump sum within fifteen (15) calendar days of (i) the date of termination of employment (whether involuntary without Cause or voluntary resulting from any of the actions taken discussed above in paragraph 3.1 a. items (2)-(6)), (respectively, the "Termination Date") or (ii) the expiration of any applicable rescission periods under the release of claims agreement noted below, whichever occurs later, an amount equal to six months of the Employee's then-current base salary;
         (B) the Company shall provide at its expense continued group family health, family dental, and life insurance benefits to Employee for a period of six months following the Termination Date or until Employee is eligible to be covered under another group plan (whichever period is shorter); and (C) all Employee's unvested stock options in the Company shall become fully vested. As a condition to Employee's receipt of the Change of Control Benefits set forth in this Section 3.1, Employee will be required to execute and not rescind a release of claims agreement in favor of the Company, in a form prepared by the Company. If the Company reasonably determines that this Agreement is subject to the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, and the regulations issued thereunder, and that any Change of Control Benefit payable to Employee would constitute an "excess parachute payment" as defined in Code
         Section 280G, then the Company shall pay to Employee a "tax gross-up" payment sufficient to pay (i) all excise taxes applicable to such excess parachute payment, plus (ii) all income and excise taxes applicable to such "tax gross-up" payment, so that Employee receives the full amount of all Change of Control Benefits and benefits as described in this Section 3.1.a. which would have been payable if the limitations of Code Section 280G had not applied. Such additional cash payment shall be made within thirty (30) days following the Termination Date. A "Change of Control Benefit" shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Employee under any arrangement that is considered contingent on a Change of Control for purposes of Code Section 280G, including, without limitation, any and all of Employee's salary, bonus, incentive, stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

                  b. For purposes of this Agreement, "Change of Control" shall mean: (1) a merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation (for purposes of this clause, a Change in Control will occur even if the individuals or entities acquiring more than fifty percent (50%) of the total combined voting power through the merger or consolidation were shareholders of the Company immediately prior to the merger or consolidation); (2) the acquisition of the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing, in the aggregate, fifty-one percent (51%) or more of the total combined voting power of all classes of the Company's then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert who were not shareholders on the date hereof; (3) the sale of substantially all of the properties and assets of the Company to any person or entity which is not a wholly-owned subsidiary of the Company; or (4) the shareholders of the Company approve any plan or proposal for the liquidation of the Company.

                  c. For purposes of this Agreement, "Cause" shall be defined as follows: (1) Employee's failure to competently perform the duties and responsibilities of Employee's then-current position, follow the reasonable direction of the Board of Directors or Employee's superiors, or comply with the Company's rules, policies, or procedures; (2) any job-related act of dishonesty, theft or misappropriation of the Company's property, or job abandonment; (3) commission by Employee, on or off the job, of any willful, intentional, criminal or negligent act that has the purpose or effect of injuring the reputation, business or performance of the Company's; and (4) any violation of any confidentiality, return of property, copyright, inventions or like agreements to which Employee may be subject.

                                   ARTICLE IV
                                  MISCELLANOUS

         4.1 Understandings. Employee agrees and acknowledges that CorVu informed Employee, prior to entering into this Agreement, that the restriction provisions contained in Paragraph 2.2 through 2.4 would be required as part of the terms and conditions of continuing employment. Employee agrees that the restrictions and obligations in this Agreement are reasonable. Employee and CorVu agree that the restrictions and obligations in this Agreement shall survive the later of Employee's termination of employment with CorVu or the termination of this Agreement, and shall apply regardless of whether Employee's termination is voluntary or involuntary.

         4.2 Remedies. The parties acknowledge and agree that, if Employee breaches or threatens to breach the terms of this Agreement, CorVu shall be entitled as a matter of right to injunctive relief and reasonable attorneys' fees, costs, and expenses, in addition to any other remedies available at law or equity.

         4.3 Survival of Restrictions. Employee and CorVu agree that the restrictions contained in Sections 2.2 through 2.4 of this Agreement shall survive the termination of this Agreement and Employee's employment and shall apply no matter how Employee's employment terminates and regardless of whether Employee's termination is voluntary or involuntary.

         4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota without regard for conflicts of law principles.

         4.5 Jurisdiction and Venue. Employee expressly consents to the personal jurisdiction for the state and federal courts located in the State of Minnesota for any lawsuit or other action filed against Employee by CorVu arising out of or relating to this Agreement. Employee further agrees that if CorVu brings any action to enforce the terms of this Agreement or to recover damages for Employee's breach of the Agreement, such action may be brought in the Hennepin County District Court in Hennepin County, Minnesota or the United States District Court for the District of Minnesota.

         4.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon CorVu and Employee and their respective successors, executors, and administrators, except that the services to be performed by Employee are personal and are not assignable.

         4.7 Captions. The captions set forth in this Agreement are for the convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

         4.8 No Conflicting Obligations. Employee represents and warrants to CorVu that Employee is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by CorVu of Employee's obligations to CorVu, including but not limited to any duties owed to any former employers not to compete or use or disclose confidential information.

         4.9 Waiver. The failure of a party to require compliance with any term or obligation of this Agreement shall not constitute a waiver or prevent enforcement of such term or obligation. A term or obligation of this Agreement may be waived only by a written instrument signed by the party waiving compliance.

         4.10 Severability. In the event that any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, CorVu and Employee agree that that part should be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be modified, then that part may be severed and the other parts of this Agreement shall remain enforceable.

         4.11 Notices. Any notices given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

                  (a) If to CorVu:              Joseph J. Caffarelli
                                                CorVu Corporation
                                                3400 West 66th Street Suite 445
                                                Edina, MN 55435

                                                With a copy to

                                                Fredrikson & Byron, P.A.
                                                John H. Stout
                                                200 South 6th Street, Suite 4000
                                                Minneapolis, MN 55402

                  (b) If to Employee:           David Carlson
                                                18165 39th Ave N
                                                Plymouth, MN 55446

         4.13 Counterparts. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

         4.14 At-Will Employee. This Agreement does not alter Employee's status as an at-will employee. Either Employee or CorVu may terminate Employee's employment at any time, with or without cause, and with or without notice.

         4.15 Entire Agreement As To Its Subject Matter. This Agreement constitutes the entire understanding of CorVu and Employee as to its subject matter and supersedes all prior agreements, understandings, and negotiations between the parties, whether oral or written, as to its subject matter. No modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.

                       With the intention of being bound hereby, the parties execute this Agreement:


                                   EMPLOYEE


                                   /s/ David C. Carlson
                                   -------------------------
                                   David C. Carlson

                                   Dated:  November 15, 2006

                                   CORVU CORP.

                                   /s/ Joseph J. Caffarelli
                                   ------------------------
                                   By:  Joseph J. Caffarelli
                                   Its:  CEO

                                   Dated:  November 15, 2005

                                    EXHIBIT A

           INVENTIONS AND DEVELOPMENTS PRIOR TO EMPLOYMENT WITH CORVU



Employee has fully and truthfully disclosed below all inventions in which Employee possesses any right, title, or interest prior to Employee's employment with CorVu or Employee's signing of this Agreement and which are not subject to the terms of this Agreement between Employee and CorVu.

If there are none, write "NONE."

NONE